FORM OF AWARD AGREEMENT FOR DIRECTOR DEFERRAL ELECTION

Grant Date: [●]
Units Granted: [●]
Vesting: 100% in the third year
Director

MERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT
In accordance with Section 11 of the 2010 Long-Term Incentive Plan, as amended and restated (the “Plan”), of Meritor, Inc. (the “Company”), and your election pursuant to the Meritor, Inc. Non-Employee Director Retainer Deferral Policy (the “Policy”), the number of restricted share units specified above have been granted to you as of the date listed above (“Grant Date”) as restricted share units (“Restricted Share Units”). By accepting such award (the “Award”), you agree to the terms and conditions of this restricted share unit agreement (this “Agreement”). Each Restricted Share Unit represents a right to receive one share of common stock, par value $1.00 per share, of the Company (the "Common Stock") or its cash equivalent in the future. All capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.	Vesting of Restricted Share Units
(a)    Except as otherwise provided in this Agreement, the Restricted Share Units will vest on January __, 2020 provided that you continue to serve as a member of the Board for the period from the Grant Date through such date (the “Vesting Period”).
(b)    If your membership on the Board terminates prior to the last day of the Vesting Period due to your Disability or death or due to a Qualifying Termination within the two (2) year period immediately following a Change of Control, then the Restricted Share Units will vest on the date of such termination of membership on the Board and will be payable within thirty (30) days of the date of such termination of membership on the Board in the form specified in Section 2.
(c)    If you resign from the Board or cease to be a member of the Board by reason of the antitrust laws, compliance with the Company’s conflict of interest policies, or other circumstances that the Board determines not to be adverse to the best interests of the Company prior to the end of the Vesting Period, the Board may, upon resolution, determine that the Restricted Share Units will vest prior to the third anniversary of the Grant Date, in which case such Restricted Share Units will be payable within thirty (30) days of the date of vesting.
(d)    If your membership on the Board terminates for any reason that is not described in Section 1(b) above, or if your membership on the Board terminates for any reason described in Section 1(c) above and the Board does not determine that the Restricted Share Units will vest upon such termination, in either case prior to the last day of the Vesting Period, then your Award under this Agreement will be immediately cancelled and forfeited and you will have no further rights to the Restricted Share Units granted pursuant to this Agreement.

2.	Payment of Restricted Share Units
Except as otherwise provided in Section 1(b) of this Agreement and subject to Section 8(b) below, within the calendar month in which the Vesting Period ends, the Company will deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Share Units by bequest or inheritance) upon satisfaction of any required tax withholding obligations one share of Common Stock in respect of each Restricted Share Unit or its cash equivalent in a single sum payment in cash, as the Committee in its sole discretion shall determine. For the avoidance of doubt, the Committee may pay an award of Restricted Shares Units wholly in Shares or cash or partly in Shares or cash, as the Committee in its sole discretion may determine. Any cash amounts payable pursuant to this Section 2 will be calculated based on the fair market value of Common Stock on the vesting date (or such other date as the Committee shall determine in its sole discretion). No shares of Common Stock will be issued to you and no cash equivalent will be paid to you at the time the Award is made, and you will not have any rights as a shareowner with respect to the Restricted Share Units unless and until the shares of Common Stock have been delivered to you.
3.    Forfeiture of Unearned Restricted Share Units
Notwithstanding any other provision of this Agreement, if at any time it becomes impossible for you to earn any of the Restricted Share Units in accordance with this Agreement, then all the Restricted Share Units will be forfeited and you will have no further rights of any kind or nature with respect thereto.
4.    Transferability

This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Share Units will be deliverable, during your lifetime, only to you.

5.    Interpretations and Determinations
All interpretations, determinations and other actions by the Committee not revoked or modified by the Board will be final, conclusive and binding upon all parties.

6.    Withholding and Sale of Shares for Taxes
The Company shall have the right, in connection with the delivery of shares of Common Stock in respect of the Restricted Share Units subject to this Agreement, (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the shares of Common Stock an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or (iii) to sell such number of shares of Common Stock as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

1.	No Acquired Rights
You acknowledge, agree and consent that: (a) the Plan and the Policy are discretionary and the Company may amend, cancel or terminate the Plan or Policy at any time; (b) the grant of the Restricted Share Units is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of restricted share units or benefits under the Plan or Policy in the future; (c) future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan and Policy is voluntary.
The value of your Restricted Share Units is an extraordinary item of compensation outside the scope of your service contract, if any. As such, your Restricted Share Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

1.	Section 409A
(a)This Agreement is intended to comply with Section 409A of the Code and the regulations and other guidance related thereto (“Section 409A”) and, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that the Plan or any amounts payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.
(b)To the extent that any amount payable under this Agreement constitutes an amount payable or benefit to be provided under a "nonqualified deferred compensation plan" (as defined in Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Section 409A and any relevant procedures that the Company may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Agreement to the contrary, such payment or delivery of shares will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Agreement during that six-month period, but were not paid because of this paragraph, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.
(c)For purposes of this Agreement, “Separation from Service” will have the meaning set forth in Section 409A and all references to termination of membership on the Board and similar references will be deemed to be references to “Separation from Service” within the meaning of Section 409A.
9.    Applicable Law
This Agreement and the Company’s obligation to deliver shares of Common Stock or their cash equivalent upon payment or settlement of Restricted Share Units hereunder will be governed by and construed and enforced in accordance with the laws of Indiana and the federal laws of the United States.
10.    Entire Agreement
This Agreement and the Plan and Policy embody the entire agreement and understanding between the Company and you with respect to the Restricted Share Units, and there are no representations, promises, covenants, agreements or understandings with respect to the Restricted Share Units other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan or Policy, the terms of the Plan or Policy will govern.
This Agreement is effective as of the Grant Date, and is executed as of the respective dates set forth below.
MERITOR, INC.

By:______________________________
April Miller Boise
Senior Vice President, General Counsel and Corporate Secretary

Executed as of _____________ ___, 2016

Agreed to this __ day of __________, 2016

_______________________________

Address:

Social Security Number:

CPAM: 8391095.4